China YCT International Group , Inc.	Exhibit 14.4
Board of Directors
Compensation Committee Charter
Adopted April 27, 2009

I.             Members.  The Board of Directors of China YCT International Group , Inc. shall appoint a Compensation Committee of at least three members, consisting entirely of independent directors, and shall designate one member as chairperson.  For purposes hereof, an “independent” director is a director who meets the National Association of Securities Dealers Inc. definition of “independence” as determined by the Board. Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Additionally, members of the Compensation Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

II.           Purposes, Duties, and Responsibilities.  The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s senior executives and officers as well as directors and produce the annual report on executive compensation for inclusion in the Company’s proxy statement.  It is the overall responsibility of the members of the Compensation Committee to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders.

The Compensation Committee shall be responsible for the consideration of stock plans, performance goals and incentive awards, and the overall coverage and composition of the compensation arrangements, including (but not limited to) the following:

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Reviewing with Company management and approving the compensation policy for executive officers and directors of the Company, and such other managers of the Company as directed by the Board. Establish the compensation of other senior executives and officers based upon the recommendation of the CEO.

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Reviewing with Company management and approving all forms of compensation (including all "plan" compensation, as such term is defined in Item 402(a)(7) of Regulation S-K promulgated by the Securities and Exchange Commission, and all non-plan compensation) to be provided to the executive officers of the Company.

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Acting as Administrator of the Company's Stock Option Plans. In its administration of the plans, the Compensation Committee may, pursuant to authority delegated by the Board of Directors (a) grant stock options or stock purchase rights to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act")), and (b) amend such stock options or stock purchase rights. The Compensation Committee shall also make recommendations to the Board of Directors with respect to amendments to the plans and changes in the number of shares reserved for issuance thereunder.

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China YCT International Group , Inc.	Exhibit 14.4
Board of Directors
Compensation Committee Charter
Adopted April 27, 2009

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Preparing a report (to be included in the Company's proxy statement) which describes (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based, (b) the relationship of such compensation to the Company's performance and (c) the Compensation Committee's executive compensation policies applicable to executive officers, specifically addressing the other "named executive officers" included in the proxy statement.

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Evaluating the performance of the Office of the Chief Executive Officer (and such other executive officers as deemed appropriate) in light of the Company's current business environment and the Company's strategic objectives.

•	Reviewing with Company management and approving recommendations with regard to aggregate salary budget and guidelines for all Company employees.

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Evaluating the need for, and provisions of, employment contracts/severance arrangements for the Chief Executive Officer and other executive officers, including change-in-control provisions, plans or agreements.

•	Monitoring summary data on the Company's employee population (e.g., total personnel costs, compensation benchmark data, employee diversity, turnover levels, etc.).

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Reviewing, approving, amending or modifying the terms of any compensation or benefit plan (subject, as required, to shareholder approval) as well as other benefit plans pertaining to senior executives and officers.

•	Reviewing the compensation of directors for service on the Board and its committee and recommending changes in compensation to the Board.

•	Annually evaluating the performance of the Compensation Committee and the adequacy of the committee’s charter.

•	Performing such other duties and responsibilities as are consistent with the purpose of the Compensation Committee and as the Board or the Committee deems appropriate.

III.         Subcommittees. The Compensation Committee may delegate any of the foregoing duties and responsibilities to a subcommittee of the Compensation Committee consisting of not less than two members of the committee.

China YCT International Group , Inc.	Exhibit 14.4
Board of Directors
Compensation Committee Charter
Adopted April 27, 2009

IV.         Outside Advisors.  The Compensation Committee will have the authority to retain, at the expense of the Company, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the committee in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fees and other retention terms.  Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

V.          Operations. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Committee determines. The Committee must prepare and maintain adequate and accurate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference call or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Certificate of Incorporation or Bylaws of the Corporation, or (c) the laws of the state of Delaware.